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                                                                     EXHIBIT 1.2


                               COMMON SENSE TRUST

                         Common Sense Money Market Fund

      Certificate of Designation, Preferences and Rights of a Portfolio of Shares of Beneficial Interest of Common Sense Trust by Action of a Majority of the Trustees Providing for the Establishment of a Portfolio Designated the "Common Sense Money Market Fund"
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     The undersigned, pursuant to the action of at least a Majority of the
Trustees of Common Sense Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, does HEREBY CERTIFY:

     That, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.1(b) of the Agreement and Declaration of Trust, dated January 29, 1987, (hereinafter referred to as the "Declaration of Trust"), there is hereby established and designated the following Portfolio: the Common Sense Money Market Fund. The Shares of the Portfolio shall have the following relative rights and preferences:

      (a) Assets Belonging to the Portfolio. Any portion of the Trust Property allocated to the Portfolio, and all consideration received by the Trust for the issue or sale of Shares of the Portfolio, together with all assets in which such consideration is invested or reinvested, all interest, dividends, income, earnings, profits and gains therefrom, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be held by the Trustees in trust for the benefit of the holders of Shares of the Portfolio and shall irrevocably belong to the Portfolio for all purposes, and shall be so recorded upon the books of account of the Trust, and the Shareholders of the Portfolio shall not have, and shall be conclusively deemed to have waived, any claims to the assets of any Portfolio of which they are not Shareholders. Such consideration, assets, interest, dividends, income, earnings, profits, gains and proceeds, together with any General Items allocated to the Portfolio as provided in the following sentence, are herein referred to collectively as "Portfolio Assets" of the Portfolio, and as assets "belonging to" the Portfolio. In the event that there are any assets, income, earnings, profits, and proceeds thereof, funds, or payments which are not readily identifiable as belonging to any particular Portfolio (collectively "General Items"), the Trustees shall allocate such General Items to and

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            among any one or more of the Portfolios established and designated from time to time in such manner and on such basis as they, in their sole discretion, deem fair and equitable; and any General Items so allocated to a particular Portfolio shall belong to and be part of the Portfolio Assets of that Portfolio. Each such allocation by the Trustees shall be conclusive and binding upon the Shareholders of all Portfolios for all purposes.

      (b) Liabilities of Portfolio. The assets belonging to the Portfolio shall be charged with the liabilities in respect of the Portfolio and all expenses, costs, charges and reserves attributable to that Portfolio, and any general liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as pertaining to any particular Portfolio shall be allocated and charged by the Trustees to and among any one or more of the Portfolios established and designated from time to time in such manner and on such basis as the Trustees in their sole discretion deem fair and equitable. The indebtedness, expenses, costs, charges and reserves allocated and so charged to a particular Portfolio are herein referred to as "liabilities of" that Portfolio. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Portfolios for all purposes. Any creditor of the Portfolio may look only to the assets of that Portfolio to satisfy such creditor's debt.

      (c) Dividends. Dividends and distributions on Shares of the Portfolio may be paid with such frequency as the Trustees may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Trustees may determine, to the Shareholders of the Portfolio, from such of the income, accrued or realized, and capital gains, realized or unrealized, and out of the assets belonging to the Portfolio, as the Trustees may determine, after providing for actual and accrued liabilities of the Portfolio. All dividends and distributions on Shares of the Portfolio shall be distributed pro rata to the Shareholders of the Portfolio in proportion to the number of such Shares held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Trustees may determine that no dividend or distribution shall be payable on Shares as to which the Shareholder's purchase order and/or payment have not been received by the time or times established by the Trustees under such program or procedure, or that dividends or distributions shall be



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            payable on Shares which have been tendered by the holder thereof for redemption or repurchase, but the redemption or repurchase proceeds of which have not yet been paid to such Shareholder. Such dividends and distributions may be made in cash or Shares of the Portfolio or a combination thereof as determined by the Trustees, or pursuant to any program that the Trustees may have in effect at the time for the election by each Shareholder of the mode of the making of such dividend or distribution to that Shareholder. Any such dividend or distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with subsection (h) of this Certificate of Designation.

      (d) Liquidation. In the event of the liquidation or dissolution of the Trust, the Shareholders of each Portfolio of which Shares are outstanding shall be entitled to receive, when and as declared by the Trustees, the excess of the Portfolio Assets over the liabilities of such Portfolio. The assets so distributable to the Shareholders of any particular Portfolio shall be distributed among such Shareholders in proportion to the number of Shares of that Portfolio held by them and recorded on the books of the Trust. The liquidation of the Portfolio may be authorized by vote of a Majority of the Trustees, subject to the affirmative vote of "a majority of the outstanding voting securities" of the Portfolio, as the quoted phrase is defined in the 1940 Act, determined in ac-cordance with clause (iii) of the definition of "Majority Shareholder Vote" in Section the Declaration of Trust.

      (e) Voting. The Shareholders shall have the voting rights set forth in or determined under Article VII of the Declaration of Trust.

      (f) Redemption by Shareholder. Each holder of Shares of the Portfolio shall have the right at such times as may be permitted by the Trust, but no less frequently than once each week, to require the Trust to redeem all or any part of his Shares of the Portfolio at a redemption price equal to the net asset value per Share of the Portfolio next determined in accordance with subsection (h) of this Certificate of Designation after the Shares are properly tendered for redemption; provided, that the Trustees may from time to time, in their discretion, determine and impose a fee for such redemption. Payment of the redemption price shall be in cash; provided, however, that if the Trustees determine, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the Trust may make payment wholly or partly in Securities or other assets belonging



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            to the Portfolio at the value of such Securities or assets used in such determination of net asset value. Notwithstanding the foregoing, the Trust may postpone payment of the redemption price and may suspend the right of the holders of Shares of the Fund to require the Trust to redeem Shares of the Portfolio during any period or at any time when and to the extent permissible under the 1940 Act.

      (g) Redemption at the Option of the Trust. Each Share of the Portfolio shall be subject to redemption at the option of the Trust at the redemption price which would be applicable if such Share were then being redeemed by the Shareholder pursuant to subsection (f) of this Certificate of Designation: (i) at any time, if the Trustees determine in their sole discretion that failure to so redeem may have materially adverse consequences to the holders of the Shares of the Trust or of any Portfolio, or (ii) upon such other conditions with respect to maintenance of Shareholder accounts of a minimum amount as may from time to time be determined by the Trustees and set forth in the then current Prospectus of the Portfolio. Upon such redemption the holders of the Shares so redeemed shall have no further right with respect thereto other than to receive payment of such redemption price.

      (h) Net Asset Value. The net asset value per Share of the Portfolio at any time shall be the quotient obtained by dividing the value of the net assets of the Portfolio at such time (being the current value of the assets belonging to the Portfolio, less its then existing liabilities) by the total number of Shares of the Portfolio then outstanding, all determined in accordance with the methods and procedures, including without limitation those with respect to rounding, established by the Trustees from time to time. The Trustees may determine to maintain the net asset value per Share of the Portfolio at a designated constant dollar amount and in connection therewith may adopt procedures not inconsistent with the 1940 Act for the continuing declaration of income attributable to the Portfolio as dividends payable in additional Shares of the Portfolio at the designated constant dollar amount and for the handling of any losses attributable to the Portfolio. Such procedures may provide that in the event of any loss each Shareholder shall be deemed to have contributed to the shares of beneficial interest account of the Portfolio his pro rata portion of the total number of Shares required to be canceled in order to permit the net asset value per Share of the Portfolio to be maintained, after reflecting such loss, at the designated constant dollar amount. Each Shareholder of the Trust shall be



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            deemed to have expressly agreed, by his investment in any Portfolio with respect to which the Trustees shall have adopted any such procedure, to make the contribution referred to in the preceding sentence in the event of any such loss.

      (i) Transfer. All Shares of the Portfolio shall be transferable, but transfers of Shares of the Portfolio will be recorded on the Share transfer records of the Trust applicable to the Portfolio only at such times as Shareholders shall have the right to require the Trust to redeem Shares of the Portfolio and at such other times as may be permitted by the Trustees.

      (j) Equality. All Shares of the Portfolio shall represent an equal proportionate interest in the assets belonging to the Portfolio (subject to the liabilities of that Portfolio), and each Share of the Portfolio shall be equal to each other Share thereof; but the provisions of this sentence shall not restrict any distinctions permissible under subsection (c) of this Certificate of Designation that may exist with respect to dividends and distribu-tions on Shares of the Portfolio. The Trustees may from time to time divide or combine the Shares of the Portfolio into a greater or lesser number of Shares of the Portfolio without thereby changing the proportionate beneficial interest in the assets belonging to the Portfolio or in any way affecting the rights of the holders of Shares of any other Portfolio.

      (k) Rights of Fractional Shares. Any fractional Share of any Portfolio shall carry proportionately all the rights and obligations of a whole Share of that Portfolio, including rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Shares, and liquidation of the Trust or of the Portfolio to which they pertain.

      (l) Conversion Rights. Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide that holders of Shares of any Portfolio shall have the right to convert said Shares into Shares of one or more other Portfolios in accordance with such requirements and procedures as the Trustees may establish.

      (m) Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust, filed with the Secretary of State of the Commonwealth of Massachusetts.



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      That the foregoing Certificate of Designation was authorized and adopted by a Majority of the Trustees at a duly called meeting held on the 28th day of May, 1987.

      The Trustees further direct that, upon the execution of these resolutions by a Majority of the Trustees, the Trust take all necessary action to file a copy of Certificate of Designation with the Secretary of State of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

      IN WITNESS WHEREOF, the undersigned has set his hand and seal this 30 day of September, 1987.

                                   s/Lawrence A. Rogers
                                   --------------------------------
                                   Lawrence A. Rogers
                                   Vice President
                                   Common Sense Trust


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                                 ACKNOWLEDGMENT



STATE OF TEXAS           :
                         :
COUNTY OF HARRIS         :


BEFORE ME, the undersigned Notary Public, on this day appeared Lawrence A. Rogers, known to me to be the person and officer whose name is subscribed in the foregoing document to be the Vice President of Common Sense Trust and acknowledged to me that he executed the same for the purposes therein expressed.

     GIVEN under my hand and seal of office this 30th day of September, 1987.



                                     s/Jannette Scott
                                   --------------------------------
                                   Notary Public in and for
                                   Harris County, Texas

                                   My Commission Expires 4/15/89


[NOTARIAL SEAL]